As filed with the United States Securities and Exchange Commission on March 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Birks & Mayors Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1240 Phillips Square

Montreal, Canada H3B 3H4

(514)-397-2501

(Address and telephone number of Registrant’s principal executive offices)

Michael Rabinovitch

Senior Vice President and Chief Financial Officer

Birks & Mayors Inc.

5870 North Hiatus Road

Tamarac, Florida 33321

954-590-9462

(Name, address, and telephone number of agent for service)

Copy to:

Rodney H. Bell, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3000

Miami, Florida 33131

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum aggregate price per unit(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A voting shares, without nominal or par value (1)	382,693	$3.42	$1,308,810.06	$151.95

(1)	All of the securities offered hereby are for the account of selling shareholders, to register the Class A voting shares issuable upon exercise of warrants granted to the selling shareholders.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares as may be required to prevent dilution resulting from share splits, share dividends or similar events, or changes in the exercise price of the warrants.
(3)	Estimated solely for purposes of computing the registration fee calculated in accordance with Rule 457(g) under the Securities Act of 1933, as amended, based on the warrants’ weighted average exercise price per share.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 25, 2011

Up to 382,693 Class A Voting Shares

This prospectus relates to the resale by the selling shareholders of up to 382,693 Class A voting shares issuable upon exercise of warrants for Class A voting shares held by the selling shareholders.

We will not receive any of the proceeds from the sale of the Class A voting shares by the selling shareholders. However, we will generate proceeds in the event of a cash exercise of the warrants by the selling shareholders. We intend to use those proceeds, if any, for general corporate purposes. We will pay the expenses of registering these shares.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Class A voting shares directly to purchasers or through broker-dealers or agents. The Class A voting shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. See “Plan of Distribution” beginning on page 20 for more information about how the selling shareholders may sell or dispose of their shares. We do not know when or in what amount the selling shareholders may offer the shares for sale. The selling shareholders may sell any, all or none of the shares offered by this prospectus. See “Selling Shareholders” beginning on page 17 in this prospectus for a complete description of the selling shareholders.

Our Class A voting shares are traded on the NYSE Amex under the symbol “BMJ.” On March 24, 2011, the last sale price of our Class A voting shares as quoted on the NYSE Amex was US$1.37 per share.

This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 4 of this prospectus.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information included in this prospectus or incorporated by reference as described under “Documents Incorporated by Reference”. Neither we nor the selling shareholders have authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information.

The information contained in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of that document, regardless of the time of delivery of this prospectus or of any sale of Class A voting shares. Our business, financial condition, results of operations and prospects may have changed since those dates. Applicable SEC rules may require us to update this prospectus in the future.

The selling shareholders are offering to sell and seeking offers to buy the Class A voting shares only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction.

Unless the context otherwise requires, the terms “Birks & Mayors,” “the Company,” “we,” “us,” and “our” are used in this prospectus to refer to Birks & Mayors Inc., a Canadian corporation, and its subsidiaries on a consolidated basis. In addition, the term “Mayors” refers to Mayor’s Jewelers, Inc., a Delaware corporation, and its wholly-owned subsidiary, Mayor’s Jewelers of Florida, Inc., a Florida corporation, and “the merger” refers to the merger of Mayors with a wholly-owned subsidiary of the Company, as approved by the stockholders on November 14, 2005. The term “Birks” refers to Henry Birks & Sons Inc., the legal name of Birks & Mayors prior to the merger.

Unless otherwise stated, all references to dollar amounts in this prospectus are stated in United States dollars.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

This prospectus relates to the resale by the selling shareholders of up to 382,693 Class A voting shares issuable upon exercise of warrants for Class A voting shares held by the selling shareholders.

The Company

Birks & Mayors is a leading North American luxury jewelry brand which designs, develops, manufactures and retails fine jewelry, time pieces, sterling silver and gifts.

Further details concerning our business, including information with respect to our assets, operations and development history, are provided in our Annual Report on Form 20-F, and the other documents incorporated by reference into this prospectus. See “Documents Incorporated by Reference.” You are encouraged to thoroughly review the documents incorporated by reference into this prospectus as they contain important information concerning our business and our prospects.

Our principal executive offices are located at 1240 Phillips Square, Montreal, Québec, Canada H3B 3H4. Our telephone number is (514)-397-2501.

The Offering

Class A voting shares offered by the selling shareholders	382,693 (issuable upon exercise of warrants).

Class A voting shares outstanding prior to this offering as of March 24, 2011	3,672,535

Class A voting shares outstanding following this offering	4,055,228*

Offering Price	The shares of Class A voting shares offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholder at the time of sale.

NYSE Amex Symbol:	BMJ

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling shareholders. If any warrants are exercised, we will receive the exercise price of the warrants, which will be used for general corporate purposes.

Risk Factors:	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4.

*	The number set forth for the Class A voting shares to be outstanding after this offering assumes that all warrants are exercised. The selling shareholders who hold the warrants are not required to exercise such warrants for the underlying Class A voting shares, and even if they exercise the warrants, they are not required to sell any shares issued upon exercise of the warrants.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors described under the caption “Risks Factors” in our Annual Report on Form 20-F for the fiscal year ended March 27, 2010, as well as any updated risk factors described in Annual Reports or documents filed with our Annual Reports on Form 20-F that we may file with the SEC in the future, all of which are incorporated by reference in this prospectus and in any accompanying prospectus supplement.

Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, our results could differ materially from the forward-looking statements. All forward-looking statements in this prospectus are current only as of the date on which the statements were made. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

ENFORCEABILITY OF CIVIL LIABILITIES

We are governed by the laws of Canada. A substantial portion of our assets are located outside the U.S. and some of our directors and officers are residents outside of the U.S. As a result, it may be difficult for investors to effect service within the U.S. upon us or our directors and officers, or to realize in the U.S. upon judgments of courts of the U.S. predicated upon civil liability of Birks & Mayors and such directors or officers under U.S. federal securities laws. There is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of U.S. courts, of the civil liabilities predicated upon U.S. federal securities laws.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements which can be identified by their use of words like “plans,” “expects,” “believes,” “will,” “anticipates,” “intends,” “projects,” “estimates,” “could,” “would,” “may,” “planned,” “goal,” and other words of similar meaning. All statements that address expectations, possibilities or projections about the future, including, without limitation, statements about our strategies for growth, expansion plans, sources or adequacy of capital, expenditures and financial results are forward-looking statements.

You must carefully consider such statements and understand that many factors could cause actual results to differ from the forward-looking statements, such as inaccurate assumptions and other risks and uncertainties, some known and some unknown. No forward-looking statement is guaranteed and actual results may vary materially. Such statements are made as of the date provided, and we assume no obligation to update any forward-looking statements to reflect future developments or circumstances.

You should carefully evaluate such statements by referring to the factors described in our filings with the SEC, especially on Forms 20-F and 6-K. Particular review is to be made of Items 3, 4 and 5 of Form 20-F where we discuss in more detail various important risks and uncertainties that could cause actual results to differ from expected or historical results. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. Since it is not possible to predict or identify all such factors, the identified items are not a complete statement of all risks or uncertainties.

CAPITALIZATION AND INDEBTEDNESS

The following table describes our consolidated capitalization as of September 25, 2010. This table is presented in conformity with generally accepted accounting principles and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

As at September 25, 2010
(U.S. dollars, in thousands)
Cash and cash equivalents	$2,928

Bank indebtedness	74,233
Unsecured debt	5,005
Secured debt	46,113
Shareholders equity
Class A common stock – no par value, unlimited shares authorized, issued and outstanding 3,672,407	22,282
Class B common stock – no par value, unlimited shares authorized, issued and outstanding 7,717,970	38,613
Preferred stock – no par value, unlimited shares authorized, none issued Non-voting common shares – no par value, unlimited shares authorized, none issued	—
Additional paid-in capital	15,733
Accumulated deficit	(73,378)
Accumulated other comprehensive income	5,633
Total stockholders’ equity	8,883
Total capitalization and indebtedness	$134,234

As of February 26, 2011, bank indebtedness has decreased to approximately $60.7 million and $12.5 million of secured debt expiring in December 2011 has been reclassified to current liabilities in the Company’s classified balance sheet. The information in the above table does not include (i) the 569,063 Class A voting shares issuable upon the exercise of outstanding options and SARs as of March 24, 2011, and (ii) the 382,693 Class A voting shares issuable upon the exercise of outstanding warrants as of March 24, 2011 at a weighted-average exercise price of $3.42 per share or the intended application of the net proceeds thereof.

DESCRIPTION OF SECURITIES

We are authorized to issue:

•	An unlimited number of Class A voting shares without nominal or par value;

•	An unlimited number of Class B multiple voting shares without nominal or par value; and

•	An unlimited number of preferred shares without nominal or par value, issuable in series.

As of March 24, 2011, 3,672,535 Class A voting shares were issued and outstanding, 7,717, 970 Class B multiple voting shares issued and outstanding. As of March 24, 2011, no preferred shares are issued and outstanding.

The Class A voting shares and the Class B multiple voting shares are referred to in this section of the prospectus collectively as the common shares.

The Class A voting shares will have attached thereto the following rights, privileges, restrictions and conditions:

•

Voting. Each Class A voting share will entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Company (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of the Company’s amended charter or the Canada Business Corporations Act (the “CBCA”)).

•

Ranking on Liquidation. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Class A voting shares or the Class B multiple voting shares, the holders of the Class A voting shares and the holders of the Class B multiple voting shares will be entitled to receive the remaining property of the Company. The holders of the Class A voting shares and the holders of the Class B multiple voting shares will rank equally with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among shareholders for the purpose of winding-up its affairs.

•

Dividends and Distributions. In addition to any dividend or distribution declared by the directors of the Company in respect of Class A voting shares, holders of Class A voting shares will be entitled to receive a dividend or distribution, whether cash, non-cash or some combination thereof, equal (on a per share basis) to any dividend or distribution declared by the directors of the Company in respect of the Class B multiple voting shares. Dividends and distributions on Class A voting shares will be payable on the date fixed for payment of the dividend or distribution in respect of Class A voting shares or, if applicable, on the date fixed for payment of any dividend or distribution in respect of Class B multiple voting shares.

•	Right of Participation in a Sale Transaction.

•

No holder of Class B multiple voting shares or group of holders of Class B multiple voting shares that are Affiliates (each a “Controlling Holder” and together the “Controlling Holders”) will sell, transfer or otherwise dispose of Class B multiple voting shares if, immediately following such sale, transfer or disposition of Class B multiple voting shares, such Controlling Holders shall control less than a majority of the total voting rights attached to the common shares issued and outstanding on the date of such sale, transfer or disposition (a “Sale Transaction”), unless all other holders of common shares will have the right (A) to receive the same consideration (on a per share basis), whether cash, non-cash or some combination thereof, as that to be received by the Controlling Holders pursuant to the Sale Transaction and (B) to participate in such Sale Transaction on the same terms as the Controlling Holders in all other material respects, including in respect of the conditions to such Sale Transaction. Written notice of any Sale Transaction, which notice will specify the terms of such Sale Transaction and the right of all holders of common shares to participate in such Sale Transaction, will be provided to the holders of common shares by first class mail, at least twenty (20) business days prior to the consummation of such Sale Transaction.

•	Any Sale Transaction not in compliance with the paragraph above will be null and void and will not be registered in the books of the Company.

•

Notwithstanding the foregoing, none of the following shall constitute a Sale Transaction: (A) any pledge, mortgage, hypothecation, lien or similar encumbrance, whether by possession or registration, of Class B multiple voting shares which creates a security interest in favor of another person or entity, and (B) any sale, transfer or other disposition of Class B multiple voting shares to Affiliates, Associates or shareholders of the transferor of such Class B multiple voting shares. For purposes of this section, an “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For purposes of this section, an “Associate”, when used to indicate a relationship with any person, means (x) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (y) a spouse or child of such person.

•	Right of Participation in a Business Combination.

•

The Company will not consummate a Business Combination unless the holders of Class A voting shares will have the right (A) to receive the same consideration (on a per share basis), whether cash, non-cash or some combination thereof, as that to be received by the holders of Class B multiple voting shares in connection with such Business Combination and (B) to participate in such Business Combination on the same terms as the holders of Class B multiple voting shares in all other material respects, including in respect of the conditions to such Business Combination.

•

“Business Combination” as used herein will mean, whether in one or a series of related transactions: (A) any merger, amalgamation, recapitalization or consolidation involving the Company, other than a merger, amalgamation, recapitalization, consolidation or similar transaction with a wholly-owned subsidiary of the Company or which is solely for the purpose of continuance of the Company as a corporation in another jurisdiction; (B) any sale, lease, exchange, transfer or other disposition involving 50% or more of the assets of the Company and its subsidiaries, on a consolidated basis; or (C) any agreement, contract or other arrangement having the same purpose or effect as the transactions described in (A) and (B) above.

•	Transactions or Actions Requiring Special Approval.

•

In addition to any other approvals required under the CBCA, prior to consummating a Related Party Transaction, the Company will obtain (A) the consent of the majority of a committee of independent directors of the Company and (B) with respect to clauses (x) and (y) of the definition of Related Party Transaction below, the affirmative vote in favor of the approval of the Related Party Transaction by the majority of the holders of Class A voting shares (exclusive of Class A voting shares held by the Related Person (and its Affiliates and Associates) which is or would be a party to such Related Party Transaction) that cast a vote, in person or by proxy (but not including any vote that is not counted as either an affirmative or negative vote), at the annual or special shareholders meeting at which such Related Party Transaction is considered.

•

For purposes of this section, (A) “Related Party Transaction” will mean (x) consummation of a Business Combination with a Related Person; (y) amending, repealing or altering in anyway any provision of the amended charter or the amended by-laws of the Company, except for matters not having an adverse effect on the holders of Class A voting shares; or (z) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by the Company or any wholly-owned subsidiary of the Company of any securities of the Company or of such subsidiary to a Related Person (other than pursuant to: an employee or director stock incentive plan or other compensation arrangements approved by the compensation committee of the Company; an offering made to all holders of Class A voting shares; or a public offering); and (B) “Related Person” will mean any individual, corporation, partnership, group, association or other person or entity that, together with its Affiliates and Associates, beneficially owns Class A voting shares and/or Class B multiple voting shares which, in the aggregate, represent twenty percent (20%) or more of the total voting rights attached to the common shares issued and outstanding at the time the definitive agreement with respect to a Related Party Transaction is executed.

•

Subdivision, Consolidation, Reclassification or Other Change. No subdivision, consolidation or reclassification of, or other change to, the Class A voting shares will be carried out, either directly or indirectly unless, at the same time, the Class B multiple voting shares are subdivided, consolidated, reclassified or changed in the same manner and on the same basis.

•

Equal Status. Except as otherwise expressly provided in the Company’s amended charter, Class A voting shares and Class B multiple voting shares will have the same rights and privileges and will rank equally, share ratably and be equal in all respects as to all matters.

•

Approval of Issuance. For so long as the outstanding Class B multiple voting shares represent a majority of the total voting rights attached to the common shares, the Company shall not issue any Class A voting shares, or any security convertible into or exercisable or exchangeable for Class A voting shares, unless such issuance, or the plan or agreement under which such security is to be issued, has been approved by (i) a majority of the votes cast at a meeting of the holders of Class B multiple voting shares or (ii) unanimous written consent of the holders of Class B multiple voting shares; provided, however, such approval shall not be required for the issuance of:

•	Class A voting shares, options or warrants under any plan or agreement approved by the Company prior to June 1, 2005, including without limitation, the merger agreement; or

•	Class A voting shares upon the exercise of an option or warrant issued or to be issued under any plan or agreement approved by the Company prior to June 1, 2005; or

•	Class A voting shares upon the conversion of Class B multiple voting shares; or

•

Class A voting shares upon the conversion, exercise or exchange of any security, obligation or other instrument of the Company for Class A voting shares if the issuance of such security, obligation or other instrument of the Company was previously approved pursuant to this paragraph.

The Class B multiple voting shares will have attached thereto the following rights, privileges, restrictions and conditions:

•

Voting. Each Class B multiple voting share will entitle the holder thereof to ten (10) votes at all meetings of the shareholders of the Company (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of the Company’ amended charter or the CBCA).

•

Ranking on Liquidation. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking prior to the Class B multiple voting shares or the Class A voting shares, the holders of the Class B multiple voting shares and the holders of the Class A voting shares will be entitled to receive the remaining property of the Company. The holders of the Class B multiple voting shares and the holders of the Class A voting shares will rank equally with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among shareholders for the purpose of winding-up its affairs.

•

Dividends and Distributions. In addition to any dividend or distribution declared by the directors in respect of Class B multiple voting shares, holders of Class B multiple voting shares will be entitled to receive a dividend or distribution, whether cash, non-cash or some combination thereof, equal (on a per share basis) to any dividend or distribution declared by the directors of the Company in respect of Class A voting shares. Dividends and distributions on Class B multiple voting shares will be payable on the dated fixed for payment of the dividend or distribution in respect of Class B multiple voting shares or, if applicable, on the date fixed for payment of a dividend or distribution in respect of Class A voting shares.

•

Conversion by Holder into Class A voting shares. Each Class B multiple voting share may at any time and from time to time, at the option of the holder, be converted into one (1) fully paid and non-assessable Class A voting share. Such conversion right will be exercised as follows:

•

the holder of Class B multiple voting shares will send to the transfer agent of the Company a written notice, accompanied by a certificate or certificates representing the Class B multiple voting shares in respect of which the holder desires to exercise such conversion right. Such notice will be signed by the holder of the Class B multiple voting shares in respect of which such right is being exercised, or by the duly authorized representative thereof, and will specify the number of Class B multiple voting shares which such holder desires to have converted. The holder will also pay any governmental or other tax, if any, imposed in respect of such conversion. The conversion of the Class B multiple voting shares into Class A voting shares will take effect upon receipt by the transfer agent of the Company of the conversion notice accompanied by the certificate or certificates representing the Class B multiple voting shares in respect of which the holder desires to exercise such conversion right.

•

upon receipt of such notice and certificate or certificates by the transfer agent of the Company, the Company will, effective as of the date of such receipt, issue or cause to be issued a certificate or certificates representing Class A voting shares into which Class B multiple voting shares are being converted. If less than all of the Class B multiple voting shares represented by any certificate are to be converted, the holder will be entitled to receive a new certificate representing the Class B multiple voting shares represented by the original certificate which are not to be converted.

•

Subdivision, Consolidation, Reclassification or Other Change. No subdivision, consolidation or reclassification of, or other change to, the Class B multiple voting shares will be carried out unless, at the same time, the Class A voting shares are subdivided, consolidated, reclassified or changed in the same manner and on the same basis.

•

Equal Status. Except as otherwise expressly provided in the Company’s amended charter, Class B multiple voting shares and Class A voting shares will have the same rights and privileges and will rank equally, share ratably and be equal in all respects as to all matters.

•

Approval of Issuance. For so long as the outstanding Class B multiple voting shares represent a majority of the total voting rights attached to the common shares, the Company shall not issue any Class B multiple voting shares, or any security convertible into or exercisable or exchangeable for Class B multiple voting shares, unless such issuance has been approved by a majority of the votes cast at a meeting of the holders of Class B multiple voting shares; provided, however, such approval shall not be required for the issuance of Class B multiple voting shares upon the conversion, exercise or exchange of any security of the Company for Class B multiple voting shares if the issuance of such security of the Company was previously approved pursuant to this paragraph.

The preferred shares will have attached thereto, as a class, the following rights, privileges, restrictions and conditions:

•

Issuance of Preferred Shares, in Series. The directors of the Company may, at any time and from time to time, issue preferred shares in one (1) or more series, each series to consist of such number of preferred shares as may, before issuance thereof, be determined by the directors

•

Determination of Rights, Privileges, Restrictions, Conditions and Limitations attaching to Series of Preferred Shares. The directors of the Corporation may, subject to the following, from time to time fix, before issuance, the designation, rights, privileges, restrictions, conditions and limitations to attach to the preferred shares of each series including, without limiting the generality of the foregoing,

•

the rate, amount or method of calculation of preferential dividends of the preferred shares of such series, if any, whether cumulative or non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue; provided, that, the dividends payable with respect to any series of preferred shares, whether cumulative or non-cumulative or partially cumulative, shall not exceed five (5) percent of the liquidation preference of such series of preferred shares;

•

the redemption price and terms and conditions of redemption, if any, of the preferred shares of such series; provided, that, without the approval by a majority of the votes cast at a meeting of shareholders of the Company duly called, the redemption price shall not exceed the liquidation preference of such shares;

•

the rights of retraction, if any, vested in the holders of preferred shares of such series, and the prices and the other terms and conditions of any rights of retraction, and whether any additional rights of retraction may be vested in such holders in the future; provided, that, without the approval by a majority of the votes cast at a meeting of shareholders of the Company duly called, the retraction price shall not exceed the liquidation preference of such shares;

•

the voting rights, if any, of the preferred Shares of such series; provided, that, the approval by a majority of the votes cast at a meeting of shareholders of the Company duly called shall be required for the issuance of any series of preferred shares with voting rights;

•

the conversion rights and terms and conditions of conversion, if any, of the preferred shares of such series; provided, that, the approval by a majority of the votes cast at a meeting of shareholders of the Company duly called shall be required for the issuance of any series of preferred shares which are convertible into securities with voting rights;

•	any sinking fund, purchase fund or other provisions attaching to the preferred shares of such series; and

•

any other relative rights, preferences and limitations of the preferred shares of such series, the whole subject to the issue of a certificate of amendment in respect of articles of amendment in the prescribed form to designate a series of preferred shares.

•

Cumulative Dividends or Return of Capital Not Paid in Full. Pursuant to section 27(2) of the CBCA, when any cumulative dividends or amounts payable on a return of capital in respect of a series of preferred shares are not paid in full, the preferred shares of all series will participate ratably in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the preferred shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.

•

Payment of Dividends and Other Preferences. The preferred shares will be entitled to preference over the Class A voting shares, the Class B multiple voting shares and any other shares of the Company ranking junior to the preferred shares with respect to the payment of dividends, and may also be given such other preferences over the Class A voting shares, the Class B multiple voting shares and any other shares of the Company ranking junior to the preferred shares, as may be fixed by the directors of the Company, as to the respective series authorized to be issued.

•

Procedure for Payment of Dividends. No dividends will at any time be declared or paid or set apart for payment on any shares of the Company ranking junior to the preferred shares, unless all dividends up to and including the dividends payable for the last completed period for which such dividends will be payable on each series of preferred shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Company ranking junior to the preferred shares, nor will the Company call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the preferred shares (less than the total amount then outstanding) or any shares of the Company ranking junior to the preferred shares, unless all dividends up to and including the dividend payable for the last completed period for which such dividends will be payable on each series of the preferred shares then issued and outstanding will have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

•

Ranking for Payment of Dividends and Liquidation, Dissolution or Winding-up. The preferred shares of each series will rank on a parity with the preferred shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company whether voluntary of involuntary.

•

Liquidation, Dissolution or Winding-up. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among shareholders for the purpose of winding-up its affairs, the holders of the preferred shares will, before any amount will be paid to or any property or assets of the Company distributed among the holders of the Class A voting shares, the Class B multiple voting shares or any other shares of the Company ranking junior to the preferred shares, be entitled to receive:

•

an amount equal to the consideration received by the Company upon the issuance of such shares together with, in the case of cumulative preferred shares, all unpaid cumulative dividends (which for such purpose will be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid-up to and including the date of distribution) and, in the case of non-cumulative preferred shares, all declared and unpaid non-cumulative dividends; and

•

if such liquidation, dissolution, winding-up or distribution will be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said preferred shares respectively if they had been called for redemption by the Company on the date of distribution and, if said preferred shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said preferred shares respectively.

•

Purchase by the Company. The preferred shares of any series may be purchased for cancellation or made subject to redemption by the Company at such times and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the preferred shares of such series as set forth in the articles of amendment relating to such series.

•

Amendments. The provisions of this section relating to preferred shares may be deleted or varied in whole or in part by a certificate of amendment, but only with the prior approval of the holders of the preferred shares, given as hereinafter specified, in addition to any other approval required by the CBCA (or any other statutory provision of the like or similar effect, from time to time in force). The approval of the holders of the preferred shares with respect to any and all matters hereinbefore referred to, may be given by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the preferred shares duly called for that purpose and held upon at least twenty-one (21) days notice at which the holders of a majority of the outstanding preferred shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding preferred shares are not present or represented by proxy within thirty (30) minutes after the time appointed for such meeting, then the meeting will be adjourned to such date being not less than thirty (30) days later and to such time and place as may be determined by the chairman of the meeting and not less than twenty-one (21) days notice will be given of such adjourned meeting but it will not be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of preferred shares, present or represented by proxy, may transact the business for which the meeting was originally called and a resolution passed thereat by not less than two-thirds (2/3) of the votes cast at such adjourned meeting, will constitute the authorization of the holders of the preferred shares referred to above. The formalities to be observed in respect of the giving of notice of any such meeting or adjourned meeting and the conduct thereof will be those from time to time prescribed by the by-laws of the Company with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting, every holder of preferred shares will be entitled to one (1) vote in respect of each preferred share held.

We are registering 382,693 Class A voting shares that underlie the warrants held by the selling shareholders. Such warrants are currently exercisable at an average weighted price of $3.42 per warrant and expire on expire on August 20, 2022. The exercise price of the warrants may be adjusted upon the occurrence of certain events, including stock splits or dividends, share consolidations or distributions, or other similar actions.

ARTICLES OF INCORPORATION AND BY-LAWS

Our Articles of Incorporation do not restrict the type of business that we may carry on. A copy of our Articles of Incorporation and our By-laws are contained in exhibits to the F-4 registration statement (File No. 333-126936) that we filed with the SEC on September 29, 2005, and which we incorporate by reference herein (“F-4”). Additionally, certain rights of our shareholders pursuant to our Articles of Incorporation, our By-laws and the Canada Business Corporations Act were set out in the F-4 and we refer you to the headings therein entitled “Description of Birks Capital Stock” and “Comparison of Stockholder Rights.”

TRADING MARKET

Effective November 15, 2005, our Class A voting shares were listed and began to trade on the NYSE Amex under the symbol “BMJ.” The following table sets forth, for all recently completed full financial years since we began trading on the NYSE Amex, the reported high and low sale price for the Class A voting shares:

Birks & Mayors Inc. Highest/Lowest Stock Price

for the Most Recent Full Financial Years

Fiscal year	Highest	Lowest
2010	$1.80	$0.26
2009	$4.33	$0.20
2008	$8.46	$3.97
2007	$9.60	$6.05

The following table sets forth, for each of the most recent six months, the reported high and low sale prices for the Class A voting shares:

Birks & Mayors Inc. Highest/Lowest Stock Price for the Most Recent Six Months

Month	Highest	Lowest
September 2010	$1.55	$1.02
October 2010	$1.35	$1.04
November 2010	$1.60	$1.08
December 2010	$1.55	$1.24
January 2011	$1.52	$1.31
February 2011	$1.55	$1.25

The following table sets forth, for each quarter in fiscal 2010 and 2009 and any subsequent period, the reported high and low sale prices for the Class A voting shares:

Birks & Mayors Inc. Highest/Lowest Stock Price

for Each Quarter in fiscal 2010 and 2009 and Any Subsequent Period

Subsequent Period	Highest	Lowest
Quarter ended December 2010	$1.60	$1.04
Quarter ended September 2010	$1.70	$1.00
Quarter ended June 2010	$6.20	$0.70

Fiscal 2010
Quarter ended March 2010	$1.24	$0.61
Quarter ended December 2009	$1.80	$0.52
Quarter ended September 2009	$0.80	$0.33
Quarter ended June 2009	$0.80	$0.26

Fiscal 2009
Quarter ended March 2009	$0.66	$0.20
Quarter ended December 2008	$1.50	$0.30
Quarter ended September 2008	$3.20	$1.50
Quarter ended June 2008	$4.33	$3.06

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. We have filed with the SEC a registration statement on Form F-3 to register the securities offered in this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. References in this prospectus to any contract or other document are not necessarily complete and, if we filed the contract or document as an exhibit to the registration statement, you should refer to the exhibit for more information.

The registration statement, including all exhibits, and any materials we filed with the SEC, may be inspected without charge, and copied, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act that prescribe the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We are not currently required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject to the Exchange Act. We will, however, continue to furnish our shareholders with annual reports containing audited financial statements and will issue semi-annual press releases on Form 6-K containing unaudited results of operations as well as such other reports as may from time to time be authorized by our board of directors or as may be otherwise required.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our Form 20-F filed with the SEC on July 12, 2010;

•	Our Form 6-K filed on November 18, 2010 that included the September 25, 2010 financial statements;

•	Our Form 6-K filed on March 23, 2011; and

•

The description of our Class A Voting shares contained in Part I of the Form F-4 registration statement, under the heading “Description of Birks’ Capital Stock,” originally filed with the SEC on July 27, 2005 and as subsequently amended on September 8, 2005, September 21, 2005 and September 29, 2005.

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such document. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form 6-K that it is being incorporated by reference into this prospectus.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits that are specifically incorporated by reference to such documents. Requests for such copies should be directed to the Secretary of the Company at its principal executive office located at 1240 Phillips Square, Montreal, Québec H3B 3H4, facsimile: (514) 397-2537. Our telephone number is (514) 397-2501.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

USE OF PROCEEDS

The selling shareholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the sale of the shares. If any warrants are exercised, we will receive the exercise price of the warrants, which will be used for general corporate purposes. The maximum aggregate proceeds to us related to the exercise of the warrants is $1,308,810. The selling shareholders are under no obligation to exercise the warrants for the underlying shares, and there can be no assurance that any selling shareholders will do so.

EXPENSES

We are required to pay all fees and expenses incident to the registration of the Class A voting shares, including the registration fees. Selling shareholders will pay any underwriting commissions and expenses, brokerage fees, transfer and other taxes, and the fees and expenses of their attorneys and other experts. Set forth below are expenses to be paid by us in connection with the distribution of the Class A voting shares being registered on behalf of the selling shareholders. All amounts are estimates except for the SEC registration fees.

Registration fee	$151.95
Fees and expenses of accountants	$15,000
Fees and expenses of legal counsel	$20,000
Transfer agent fees	$0
Printing and engraving expenses	$1,500
Miscellaneous expenses	$0
Total	$36,651.95

DIVIDEND POLICY

We have not paid dividends since 1998 and do not currently intend to pay dividends on our Class A voting shares or Class B multiple voting shares in the foreseeable future. Our ability to pay dividends on our Class A voting shares and Class B multiple voting shares are restricted by our credit agreements. If dividends were declared by our Board of Directors, shareholders would receive a dividend equal to the per share dividend we would pay to holders of our Class A voting shares or holders of Class B multiple voting shares. Dividends we would pay to U.S. holders would generally be subject to withholding tax. See “Taxation” below.

SELLING SHAREHOLDERS

The Class A voting shares being offered by the selling shareholders are issuable upon exercise of warrants held by the selling shareholders. We are registering the Class A voting shares in order to permit the selling shareholders to offer the shares underlying such warrants for resale from time to time.

Thomas A. Andruskevich is a selling shareholder with respect to 131,209 Class A voting shares. On January 31, 2003 Birks assigned to Mr. Andruskevich a warrant for the purchase of 1,500,000 shares of common stock of Mayor’s, which increased to 1,509,018 due to anti-dilution provisions. As a result of the merger, the warrant was substituted for Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 131,209 at an exercise price of $3.34.

The Estate of Filippo Recami is a selling shareholder with respect to 131,209 Class A voting shares. On January 31, 2003 Birks assigned to Mr. Recami a warrant for the purchase of 1,500,000 shares of common stock of Mayor’s, which increased to 1,509,018 due to anti-dilution provisions. As a result of the merger, the warrant was substituted for Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 131,209 at an exercise price of $3.34.

Joseph Keifer is a selling shareholder with respect to 48,110 Class A voting shares. On January 31, 2003 Birks assigned to Mr. Kiefer a warrant for the purchase of 500,000 shares of common stock of Mayor’s, which increased to 503,006 due to anti-dilution provisions. As a result of the merger, the warrant was substituted for a warrant to purchase Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 43,736 at an exercise price of $3.34. On November 14, 2005, Mr. Kiefer received a warrant for the purchase of 50,301 shares of common stock of Mayor’s, which, as a result of the merger, was substituted for a warrant to purchase Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 4,373 at an exercise price of $6.21.

Marco Pasteris is a selling shareholder with respect to 48,110 Class A voting shares. On January 31, 2003 Birks assigned to Mr. Pasteris a warrant for the purchase of 500,000 shares of common stock of Mayor’s, which increased to 503,006 due to anti-dilution provisions. As a result of the merger, the warrant was substituted for a warrant to purchase Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 43,736 at an exercise price of $3.34. On November 14, 2005, Mr. Pasteris received a warrant for the purchase of 50,301 shares of common stock of Mayor’s, which, as a result of the merger, was substituted for a warrant to purchase Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 4,373 at an exercise price of $6.21.

Carlo Coda-Nunziante is a selling shareholder with respect to 24,055 Class A voting shares. On January 31, 2003 Birks assigned to Mr. Coda-Nunziante a warrant for the purchase of 250,000 shares of common stock of Mayor’s, which increased to 251,503 due to anti-dilution provisions. As a result of the merger, the warrant was substituted for a warrant to purchase Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 21,868 at an exercise price of $3.34. On November 14, 2005, Mr. Coda-Nunziante received a warrant for the purchase of 25,150 shares of common stock of Mayor’s, which, as a result of the merger, was substituted for a warrant to purchase Class A voting shares and the number of shares underlying the warrant was multiplied by 0.08695 for a total of 2,186 at an exercise price of $6.21.

The following table sets forth information about the number of Class A voting shares beneficially owned by each selling shareholder that may be offered from time to time under this prospectus. Unless otherwise indicated in the table, each of the individuals named below has sole voting and investment power with respect to the voting shares beneficially owned by them. The calculation of the percentage of outstanding shares is based on 3,672,535 Class A voting shares and 7,717,970 Class B multiple voting shares outstanding on March 24, 2011, adjusted where appropriate, for shares of stock beneficially owned but not yet issued.

Beneficial ownership is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any of the Class A voting shares or Class B multiple voting shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days through the exercise of any warrant, stock option or other right. The inclusion in this prospectus of such voting shares, however, does not constitute an admission that the named individual is a direct or indirect beneficial owner of such voting shares. The voting shares that a person has the right to acquire within 60 days of March 24, 2011 are deemed outstanding for the purpose of calculating the percentage ownership of such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

Certain selling shareholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by any such selling shareholders may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling shareholders as of March 24, 2011. Information concerning the selling shareholders may change from time to time and, if necessary, we will supplement this prospectus accordingly.

None of the selling shareholders is a broker-dealer or affiliate of a broker-dealer. If the shares are to be sold by transferees of the selling shareholders under this prospectus and the shares are not sold pursuant to the “Plan of Distribution” in this prospectus, we must file a post-effective amendment to the registration statement that includes this prospectus or a prospectus supplement, amending the list of selling shareholders to include the transferee as a selling shareholder. Upon being notified by a selling shareholder that it intends to use an agent or principal to sell its shares, a post-effective amendment to the registration statement that includes this prospectus will be filed, naming the agent or principal as an underwriter and disclosing the compensation arrangement.

To our knowledge and except as noted below, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except as set forth in the footnotes to the table below.

The address of the persons and entities listed in the table is c/o Birks & Mayors Inc., 1240 Phillips Square, Montreal, Québec, Canada H3B 3H4.

	Shares Beneficially Owned Prior to the Offering			Number of Shares Being	Shares Beneficially Owned After the Offering
Name	Number		Percent	Offered	Number	Percent
Thomas A. Andruskevich	562,434	(1)	13.4%	131,209	431,225	10.6%
Estate of Filippo Recami	135,555	(2)	3.6%	131,209	4,346	0.1%
Joseph Keifer, III	102,782	(3)	2.7%	48,110	54,672	1.5%
Marco Pasteris	110,758	(4)	3.0%	48,110	62,648	1.7%
Carlo Coda-Nunziante	45,792	(5)	1.2%	24,055	21,737	0.6%

(1)	Includes (a) options and SARs to purchase 390,759 Class A voting shares, (b) warrants to purchase 131,209 Class A voting shares, and (c) 40,466 Class A voting shares. Thomas A. Andruskevich, is the President and Chief Executive Officer of the Company, and a Director.
(2)	Includes (a) options to purchase 4,346 Class A voting shares, and (b) warrants to purchase 131,209 Class A voting shares. Filippo Recami previously served as a Director of the Company.
(3)	Includes (a) options to purchase 44,555 Class A voting shares, (b) warrants to purchase 48,110 Class A voting shares, and (c) 10,117 Class A voting shares. Joseph A. Keifer, III is the Executive Vice President & Chief Operating Officer of the Company.
(4)	Includes (a) options to purchase 2,170 Class A voting shares, (b) warrants to purchase 48,110 Class A voting shares, and (c) 60,478 Class A voting shares. Marco Pasteris is Group Vice President, Finance & Treasurer of the Company.
(5)	Includes (a) options to purchase 21,737 Class A voting shares, and (b) warrants to purchase 24,055 Class A voting shares. Carlo Coda-Nunziante is the Group Vice President, Strategy & Business Development of the Company, and the son-in-law of Dr. Lorenzo Rossi di Montelera, the Chairman of the Board of Directors.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledges, assignees, and successors in interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	close out short positions and return borrowed shares in connection with such short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 or Rule 904, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon being notified in writing by a Selling Shareholder that any material agreement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, and (vi) other facts material to the transaction.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Each selling shareholder has represented and warranted to us that it acquired the securities subject to the registration statement in the ordinary course of such selling shareholder’s business, not for resale, and at the time of its purchase of such securities such selling shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

If the selling shareholders use this prospectus for any sale of the shares, they will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this prospectus.

We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

EXCHANGE CONTROLS

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our securities other than withholding tax requirements. There is no limitation imposed by Canadian law or by our Articles of Incorporation or our other organizational documents on the right of a non-resident of Canada to hold or vote our Class A voting shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control of a Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

TAXATION

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR CLASS A VOTING SHARES

The following discussion is based on the U.S. Internal Revenue Code of 1986 (the Code), applicable Treasury regulations, administrative rulings and pronouncements and judicial decisions currently in effect, all of which could change. Any change, which may be retroactive, could result in U.S. federal income tax consequences different from those discussed below. The discussion is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

Except where specifically noted, the discussion below does not address the effects of any state, local or non-U.S. tax laws (or other tax consequences such as estate or gift tax consequences). The discussion below relates to persons who hold Class A voting shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of those persons may vary depending upon the holder’s particular situation, and some holders may be subject to special rules not discussed below. Those holders would include, for example:

•	banks, insurance companies, trustees and mutual funds;

•	tax-exempt organizations;

•	financial institutions;

•	pass-through entities and investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	broker-dealers;

•	holders who are not U.S. Holders (as defined below);

•	persons whose “functional currency” is not the U.S. dollar;

•	holders who are subject to the alternative minimum tax; and

•	holders of Class A voting shares who own 5% or more of either the total voting power or the total value of the outstanding Class A voting shares of Birks & Mayors.

Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the ownership of Class A voting shares in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this document, the term “U.S. Holder” means a beneficial holder of Class A voting shares that is (1) an individual who is a U.S. citizen or U.S. resident alien, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision of the U.S., (3) an estate which is subject to U.S. federal income tax on its worldwide income regardless of its source or (4) a trust (x) that is subject to primary supervision of a court within the U.S. and the control of one or more U.S. persons as described in section 7701(a)(30) of the Code or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds Class A voting shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Class A voting shares should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Dividends and Distributions

Subject to the passive foreign investment company (PFIC) rules discussed below, the gross amount of dividends paid to U.S. Holders of our Class A voting shares, including amounts withheld to reflect Canadian withholding taxes, will be treated as dividend income to these U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. This income will be includable in the gross income of a U.S. Holder on the day actually or constructively received by the U.S. Holder. Dividends generally will not be eligible for the dividends received deduction allowed to corporations upon the receipt of dividends distributed by U.S. corporations.

Subject to certain conditions and limitations, Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on our Class A voting shares will be treated as income from sources outside the U.S. and generally will constitute “passive income.” Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). The rules governing the foreign tax credit are complex. Certain U.S. Holders of our Class A voting shares may not be able to claim a foreign tax credit with respect to amounts withheld for Canadian withholding taxes. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital, causing a reduction in the adjusted basis of our Class A voting shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the U.S. Holder on a subsequent disposition of the Class A voting shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

With respect to certain U.S. Holders who are not corporations, including individuals, certain dividends received before January 1, 2013 from a qualified foreign corporation may be subject to reduced rates of taxation. A “qualified foreign corporation” includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury determines to be satisfactory for these purposes and which includes an exchange of information program. U.S. Treasury guidance indicates that the current income tax treaty between Canada and the U.S. meets these requirements, and we believe we are eligible for the benefits of that treaty. In addition, a foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the U.S. Our Class A voting shares, which are listed on the NYSE Amex, should be considered readily tradable on an established securities market in the U.S. Individuals that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the trading status of our Class A voting shares. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. Holders should consult their own tax advisors regarding the application of these rules given their particular circumstances.

Sale or Exchange of Class A Voting Shares

For U.S. federal income tax purposes, subject to the rules relating to PFICs described below, a U.S. Holder generally will recognize taxable gain or loss on any sale or exchange of our Class A voting shares in an amount equal to the difference between the amount realized for our Class A voting shares and the U.S. Holder’s tax basis in such shares. This gain or loss will be capital gain or loss and generally will be treated as U.S. source gain or loss. Long-term capital gains recognized by certain U.S. Holders who are not corporations, including individuals, generally will be subject to a current maximum rate of U.S. federal income tax of 15%. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

We believe that our Class A voting shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, and we expect to continue our operations in such a manner that we will not be a PFIC. In general, a company is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The 50% of value test is based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company’s stock, we will be treated, for purposes of the PFIC rules, as owning our proportionate share of the assets and receiving our proportionate share of income of the other company. Based on the nature of our income, assets and activities, and the manner in which we plan to operate our business in future years, we do not expect that we will be classified as a PFIC for any taxable year.

If, however, we are or become a PFIC, U.S. Holders could be subject to additional U.S. federal income taxes on gain recognized with respect to our Class A voting shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred by the U.S. Holder under the PFIC rules.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to dividends in respect of our Class A voting shares or the proceeds received on the sale, exchange, or redemption of our Class A voting shares paid within the United States (and in certain cases, outside of the U.S.) to U.S. Holders other than certain exempt recipients (such as corporations), and a 28% backup withholding tax may apply to these amounts if the U.S. Holder fails to provide an accurate taxpayer identification number, to report dividends required to be shown on its U.S. federal income tax returns or, in certain circumstances, to comply with applicable certification requirements. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information or appropriate claim for refund is furnished to the Internal Revenue Service.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A VOTING SHARES

The following discussion is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (referred to in this prospectus as the “Canadian Tax Act”) of the ownership of our Class A voting shares, generally applicable to holders of our Class A voting shares who, for purposes of the Canadian Tax Act and at all relevant times, are not (and are not deemed to be) resident in Canada, hold our Class A voting shares as capital property, deal at arm’s length, and are not affiliated, with Birks & Mayors, and who do not use or hold (and are not deemed to use or hold) Class A voting shares in connection with carrying on business or part of a business in Canada (referred to in this prospectus as “Non-resident Holders”). This discussion does not apply to holders that are insurers that carry on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined under the Canadian Tax Act).

This summary is based upon the current provisions of the Canadian Tax Act, the current provisions of the Canada-United States Income Tax Convention, if applicable (referred to in this prospectus as the “Convention”), all specific proposals to amend the Canadian Tax Act publicly announced by the Minister of Finance of Canada prior to the date hereof (referred to in this prospectus as the “Tax Proposals”) and the current published administrative and assessing practices of the Canada Revenue Agency. This summary assumes that the Tax Proposals will be enacted substantially as proposed and does not otherwise take into account or anticipate any change in law or administrative and assessing practices, whether by legislative, governmental or judicial action, although no assurance can be given in these respects. This summary does not take into account or consider any provincial, territorial or foreign income tax legislation or considerations. For purposes of the Canadian Tax Act, all amounts relevant in computing a Non-resident Holder’s liability under the Canadian Tax Act must be computed in Canadian dollars. Amounts denominated in a currency other than Canadian dollars (including adjusted cost base and proceeds of disposition) must be converted into Canadian dollars based on the prevailing exchange rate at the relevant time.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to Non-resident Holders of our Class A voting shares. Accordingly, Non-resident Holders of our Class A voting shares should consult their own tax advisors with respect to their particular circumstances.

Dividends on Our Class A Voting Shares

Dividends paid or credited (or deemed to have been paid or credited) on our Class A voting shares to a Non-resident Holder will be subject to Canadian withholding tax of 25% of the gross amount of those dividends (subject to reduction in accordance with an applicable income tax convention between Canada and the Non-resident Holder’s country of residence). In the case of a Non-resident Holder who is a resident of the U.S. for purposes of the Convention, is entitled to the benefits of the Convention (referred to in this prospectus as a “U.S. Holder”) and is the beneficial owner of the dividend, the rate of withholding tax will generally be reduced to 15% or, if the Non-resident Holder is a corporation that owns at least 10% of our voting shares, to 5%. Under the Convention, dividends paid to certain religious, scientific, literary, educational or charitable organizations and certain pension organizations that are resident in the U.S. and who are exempt from taxation in the U.S., are generally exempt from Canadian non-resident withholding tax. Provided that certain administrative procedures are observed by such an organization, Birks & Mayors would not be required to withhold tax from dividends paid or credited to the organization.

Disposition of Our Class A Voting Shares

A Non-resident Holder will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by that Non-resident Holder on a disposition of a Class A voting share, unless the Class A voting share constitutes “taxable Canadian property” (as defined in the Canadian Tax Act) of the Non-resident Holder at the time of disposition and the Non-resident Holder is not entitled to relief under an applicable income tax convention between Canada and the Non-resident Holder’s country of residence.

If at the time of such disposition the Class A voting shares are listed on a “designated stock exchange” (which includes the NYSE Amex), the Class A voting shares will generally not constitute taxable Canadian property of a Non-resident Holder unless., (a) at any time during the 60-month period that ends at the time the Class A voting shares are disposed of, both (i) 25% or more of the issued shares of any class of the capital stock of the Corporation were owned by or belonged to one or any combination of the Non-resident Holder and persons with whom the Nonresident Holder did not deal at arm’s length, and (ii) more than 50% of the fair market value of the Class A voting shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (as such terms are defined under the Canadian Tax Act) or options in respect of, interests in, or civil law rights in, any such properties, or (b) the Class A voting shares are otherwise deemed to be taxable Canadian property.

As long as Class A voting shares are listed on a “recognized stock exchange” (which includes the NYSE Amex), a Non-resident Holder who disposes of Class A voting shares that are taxable Canadian property will not be required to satisfy the obligations imposed under section 116 of the Tax Act.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Stikeman Elliott LLP.

EXPERTS

Our consolidated financial statements as of March 27, 2010 and March 28, 2009 and for the years ended March 27, 2010, March 28, 2009 and March 29, 2008 have been incorporated by reference herein from our annual report on Form 20-F for the year ended March 27, 2010 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us, pursuant to the applicable provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, a corporation may indemnify a present or former director or officer of such corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. The corporation may advance moneys to the director, officer or other individual for the costs, charges and expenses of any such proceeding. The corporation may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The individual shall repay any moneys advanced to him or her if he or she does not fulfill the above conditions. Such indemnification and advances may be made in connection with a derivative action only with court approval. Such individual is entitled to indemnification or advances from the corporation as a matter of right in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he is subject by reason of being or having been a director or officer of the corporation or another entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfils the conditions set forth above.

The By-laws of the Company (referred to as the Corporation in the By-laws) state as follows:

34. Liability. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee of the Corporation, or for joining any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act, R.S.C., 1985, chapter C-44, any statute that may be substituted therefore and any regulations thereunder, as from time to time amended (the “Act”) or from liability for any breach thereof.

35. Indemnification. Subject to the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Corporation or other entity if:

(a) he acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Corporation shall advance the necessary moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to previously. The individual shall repay the moneys if the individual does not fulfill the previously named conditions.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

36. Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 35 against any liability incurred by the individual in his capacity as a director or officer of the Corporation or in the individual’s capacity as a director or officer, or similar capacity, of another entity (as such term is defined in the Act), if the individual acts or acted in that capacity at the Corporation’s request.

The Company’s Indemnity Agreement with each director and officer states as follows:

1. Indemnification. The Company will indemnify and save harmless each director and officer as follows:

1.1 except in respect to actions by or on behalf of the Company to procure a judgment in its favor, the Company will indemnify the individual against any and all costs, charges, expenses, fines, and penalties, including any amounts paid to settle an action or investigative proceeding or satisfy a judgment or investigative determination, which are reasonably incurred by the individual in respect of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

(I) The individual acted honestly and in good faith with a view to the best interest of the Company or, as the case may be, to the best interests of the other entity for which (he/she) acted as a director or officer or in a similar capacity at the Company’s request; and

•	(II) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that her/his conduct was lawful.

1.2 in respect to actions by or on behalf of the Company to procure a judgment in its favor to which the individual is made a party by reason of being or having been a director or officer of the Company, the Company will (to the extent required by law) apply to a court of competent jurisdiction for an order approving the indemnity of the individual and subject to such approval when required by law, the Company will indemnify the individual respecting any and all costs, charges and expenses reasonably incurred by the individual in connection with such action provided the individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

1.3 the Company will indemnify the individual against all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Company provided that:

•

The individual acted in accordance with paragraphs 1.1(I) and 1.1(II) hereof with respect to the behavior which is the subject of the action or proceeding and with respect to the conduct of its defense or her/his participation in the proceeding.

2. Expenses. The Company will advance or pay to the individual from time to time, but no more frequently than monthly, the amount required by the individual, and claimed by the individual in order to pay the cost of participation in any action or investigation or like proceeding, including derivative actions. Such amounts shall include sums sufficient to cover all legal fees and expenses incurred or to be incurred by the individual, on a solicitor to client basis.

When advances are made to cover cost or expenses such shall be reasonable and shall not exceed the foreseeable costs, fees/expenses to cover amounts due during the following month. The individual shall repay the moneys if (he/she) did not act in accordance with paragraphs 1.1(I) and 1.1(II) hereof.

3. Liability Insurance.

3.1 The Company covenants and agrees that, so long as the individual shall continue to serve as a director or officer of the Company and thereafter so long as the individual shall be subject to any possible proceeding by reason of the fact that the individual was a director or officer of the Company, the Company, subject to Section 3.3 of this Agreement, shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

3.2 In all policies of D&O Insurance, the individual shall be named as an insured in such a manner as to provide the individual the same rights and benefits as are accorded to the most favorably insured of the Company’s directors and officers, if the individual is a director or officer.

3.3 Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit. If the Company determines to discontinue D&O Insurance coverage, the Company shall give prompt written notice to the individual.

ITEM 9.	EXHIBITS.

Exhibit No.	Description

4.1	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Carlo Coda-Nunziante. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.2	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Joseph A. Keifer. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.3	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Marco Pasteris. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.4	Amended and Restated Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Henry Birks & Sons Inc. Incorporated by reference from Exhibit 4.53 of Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.5	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Thomas A. Andruskevich

4.6	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Filippo Recami

4.7	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Joseph A. Keifer

4.8	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Marco Pasteris

4.9	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Carlo Coda-Nunziante

5.1	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (included in 5.1 opinion)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

ITEM 10.	UNDERTAKINGS.

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to a registration statement on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tamarac, Florida, on March 25, 2011.

BIRKS & MAYORS INC.

By:	/s/ MICHAEL RABINOVITCH
Name:	Michael Rabinovitch
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Rabinovitch with the power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective amendments to this registration statement, and any additional registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/S/ THOMAS ANDRUSKEVICH Thomas Andruskevich	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2011

/S/ MICHAEL RABINOVITCH Michael Rabinovitch	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 25, 2011

/S/ LORENZO ROSSI DI MONTELERA Lorenzo Rossi di Montelera*	Chairman of the Board of Directors	March 25, 2011

/S/ GÉRALD BERCLAZ Gérald Berclaz*	Director	March 25, 2011

/S/ EMILY BERLIN Emily Berlin	Director	March 25, 2011

/S/ SHIRLEY DAWE Shirley Dawe*	Director	March 25, 2011

/S/ ELIZABETH EVEILLARD Elizabeth Eveillard	Director	March 25, 2011

/S/ ANN SPECTOR LIEFF Ann Spector Lieff	Director	March 25, 2011

/S/ LOUIS L. ROQUET Louis L. Roquet*	Director	March 25, 2011

/S/ NICCOLÒ ROSSI DI MONTELERA Niccolò Rossi di Montelera*	Director	March 25, 2011

/S/ GUTHRIE J. STEWART Guthrie J. Stewart*	Director	March 25, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant and other foreign persons* has signed this registration statement on March 25, 2011.

/s/ Michael Rabinovitch
Michael Rabinovitch

EXHIBIT INDEX

Exhibit Number	Description

4.1	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Carlo Coda-Nunziante. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.2	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Joseph A. Keifer. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.3	Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Marco Pasteris. Incorporated by reference from Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.4	Amended and Restated Warrant Agreement dated November 14, 2005 between Mayor’s Jewelers, Inc. and Henry Birks & Sons Inc. Incorporated by reference from Exhibit 4.53 of Birks & Mayors Inc.’s Form 20-F filed on July 19, 2006.

4.5	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Thomas A. Andruskevich

4.6	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Filippo Recami

4.7	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Joseph A. Keifer

4.8	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Marco Pasteris

4.9	Letter Agreement, dated November 14, 2005, between Mayor’s Jewelers, Inc. and Carlo Coda-Nunziante

5.1	Opinion of Stikeman Elliott LLP

23.1	Consent of Stikeman Elliott LLP (included in 5.1 opinion)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)